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                               PURCHASE AGREEMENT

                  Warburg, Pincus Managed EAFE(R) Countries Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Warburg Pincus Asset Management, Inc. ("Warburg") hereby agree as follows:

                  1. The Fund offers Warburg and Warburg hereby purchases one share of common stock of the Fund, which shall be designated a Common Share, having a par value $.001 per share (the "Share"), at a price of $10.00 per Share (the "Initial Share"). Warburg hereby acknowledges receipt of a certificate representing the Initial Share and the Fund hereby acknowledges receipt from Warburg of $10.00 in full payment for the Initial Share.

                  2. Warburg represents and warrants to the Fund that the Initial Share is being acquired for investment purposes and not for the purpose of distributing it.

                  3. Warburg agrees that if any holder of the Initial Share redeems such Share in the Fund before five years after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the Initial Share being redeemed bears to the Initial Share outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by Warburg other than the Initial Share have not

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been acquired to fulfill the requirements of Section 14 of the Investment
Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund.

                  The parties to this letter agreement agree that the legend attached hereto as Appendix A shall constitute part of the original agreement and shall have the full force and effect and be binding upon the parties as if it were originally included therein.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 5th day of November, 1997.

                                        WARBURG, PINCUS MANAGED EAFE(R)
                                        COUNTRIES FUND, INC.


                                        By: /s/ Eugene P. Grace
                                         Name:  Eugene P. Grace
                                         Title: Vice President & Secretary

ATTEST:

/s/ Maryann Maglia

                                        WARBURG PINCUS ASSET MANAGEMENT, INC.


                                        By: /s/ Eugene L. Podsiadlo
                                         Name:  Eugene L. Podsiadlo
                                         Title:

ATTEST:

/s/ Stuart J. Cohen


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                                   APPENDIX A

                  Warburg, Pincus Managed EAFE(R) Countries Fund, Inc. (the "Fund") is not sponsored, endorsed, sold or promoted by Morgan Stanley. Morgan Stanley makes no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the Morgan Stanley EAFE Index to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of Morgan Stanley and of the Morgan Stanley EAFE Index. Morgan Stanley has no obligation to take the needs of the issuer of the Fund or the owners of the Fund into consideration in determining, composing or calculating the Morgan Stanley EAFE Index. Morgan Stanley is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Fund to be issued or in the determination or calculation of the equation by which the Fund is redeemable for cash. Morgan Stanley has no obligation or liability to owners of the Fund in connection with the administration, marketing or trading of the Fund.

                   MORGAN STANLEY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EAFE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORGAN STANLEY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.